UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report:  April 20, 2009

(Date of earliest event reported)

INTERNATIONAL BUSINESS MACHINES CORPORATION

(Exact name of registrant as specified in its charter)

New York	1-2360	13-0871985
(State of Incorporation)	(Commission File Number)	(IRS employer Identification No.)

ARMONK, NEW YORK		10504
(Address of principal executive offices)		(Zip Code)

914-499-1900

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.   Results of Operations and Financial Condition.

Attachment I of this Form 8-K contains the prepared remarks for IBM’s Chief Financial Officer Mark Loughridge’s first quarter earnings presentation to securities analysts on April 20, 2009.  Certain reconciliation and other information (“Non-GAAP Supplementary Materials”) for this presentation was included in Attachment II to the Form 8-K that IBM submitted on April 20, 2009, which included IBM’s press release dated April 20, 2009.  All of the information in Attachment I is hereby filed.

IBM’s web site (www.ibm.com) contains a significant amount of information about IBM, including financial and other information for investors (www.ibm.com/investor/).  IBM encourages investors to visit its various web sites from time to time, as information is updated and new information is posted.

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: April 21, 2009

	By:	/s/ James J. Kavanaugh

James J. Kavanaugh
Vice President and Controller

3

ATTACHMENT I

Introduction

Thank you.  This is Patricia Murphy, Vice President of Investor Relations for IBM.  I’m here with Mark Loughridge, IBM’s Senior Vice President and Chief Financial Officer.  Thank you for joining our first quarter earnings presentation.

The prepared remarks will be available in roughly an hour, and a replay of this webcast will be posted to our Investor Relations website by this time tomorrow.

Our presentation includes certain non-GAAP financial measures in an effort to provide additional information to investors.  All non-GAAP measures have been reconciled to their related GAAP measures in accordance with SEC rules.  You will find reconciliation charts at the end, and in the Form 8-K submitted to the SEC.

Let me remind you that certain comments made in this presentation may be characterized as forward looking under the Private Securities Litigation Reform Act of 1995.  Those statements involve a number of factors that could cause actual results to differ materially.  Additional information concerning these factors is contained in the company’s filings with the SEC.  Copies are available from the SEC, from the IBM web site, or from us in Investor Relations.

Now, I’ll turn the call over to Mark Loughridge.

1Q 2009 Highlights

Thank you for joining us today.

This quarter we delivered $1.70 of earnings per share, which was up 4 percent year to year.  This positions us well to achieve our objective of at least $9.20 of earnings per share for the year.

We generated $1 billion of free cash flow – up $450 million.

We ended the quarter with over $12 billion of cash on hand, and we reduced total debt by $3 billion.

We returned another $2½ billion to shareholders – with $700 million in dividends and $1.8 billion of share repurchases.

We’ve done a lot of work over the last decade to transform the company, shifting to higher value areas, globalizing our business, and constantly working to improve efficiency.  I’ll give you a few examples of how the changes we’ve made have positioned us to deliver this performance in a challenging economic environment.

First, with a focus on higher value offerings and strong services capabilities, we can adapt our offerings to deliver what clients are looking for.  Today, clients remained focused on trying to save cost and conserve capital.  Our services signings reflect our ability to meet these needs.

Total signings were up 10 percent at constant currency, with 27 percent constant currency growth in our longer-term categories.

Second, the actions we’ve taken have dramatically shifted the mix of our business – and our profit model has less dependence on hardware, which is more vulnerable to economic conditions.  In fact, this quarter effectively all of our pre-tax profit came from software, services and financing.  The annuity nature of these businesses provides a solid base of revenue, profit and cash.

Third, we have been investing to capture the opportunity in the growth markets.  Our constant currency revenue growth in these markets remained about 8 points higher than in the major markets.

Finally, we’ve had an ongoing focus on driving productivity in all parts of the business, from sales efficiency to supply chain management to service delivery to global support functions.  The result of this work is to reduce our fixed cost base, and therefore improve the operational balance point.

Bottom line, we have built a more resilient business model, and one that generates more profit from each dollar of revenue.

IBM’s transformation positions us well for 2009, but more importantly, our model provides the cash we need to invest in new areas that will help drive the next growth cycle for our clients.  In addition to our growth markets investments, we have three other key initiatives.

First, is our Smarter Planet strategy, where governments, utilities and businesses are applying intelligence to the key processes of the world.  This allows clients to create more value and long term economic growth from their infrastructure investments.

The second new opportunity is Business Analytics, which leverages our broad capabilities to optimize our clients’ business performance by applying analytics to their business processes.  We’re already working on advanced analytics projects with a diverse set of clients including TD Bank, MTN South Africa, the New York State Department of Tax, and The Sentinel Group.

And third is Cloud Computing, an emerging model for delivering and consuming IT-enabled services.

Each of these three opportunities requires enterprise software, deep industry process knowledge, and solution integration capabilities where IBM is very strong.

And we will leverage our cash position to be opportunistic to accelerate our progress in the areas we believe will fuel growth and competitive differentiation in the future.

We’ll spend more time on these initiatives in our investor briefing in the middle of May.  But for now, I’ll get back to our first quarter performance.

Financial Summary

Looking at our income statement for the quarter, our revenue was $21.7 billion – down 11 percent as reported, and 4 percent at constant currency.

As I mentioned, we had outstanding margin performance.

Gross margin expanded almost 2 points, driven by improving margin in services and software, and the mix to higher value businesses, such as software.

Our expense was better by 9 percent, with continued focus on expense management, and the benefit from a stronger dollar.

Pre-tax margin expanded 1.3 points, and net income margin expanded 1.1 points.

And finally our ongoing share repurchase activity drove a lower share count.

So bottom line, we delivered $1.70 of earnings per share, up 4 percent year to year.

So let me get into the first quarter details, starting with revenue by segment.

Revenue by Segment

Our revenue performance was impacted by currency and the economic environment, but also reflects our broad business capabilities, and the contribution of our annuity content.

Services revenue was driven by a strong annuity base, though it was impacted by a slowdown in small faster yielding projects and declines in longer-term signings in 2008.

Software revenue growth was driven by demand for mission critical software.

Systems and Technology performance reflects the challenges that transaction-based business are facing today.  Within the segment, our UNIX servers performed well.

And in Global Financing, excluding currency impacts both financing revenue and the sales of used equipment were essentially flat.

Revenue by Geography

Our total geographic revenue was down 11 percent as reported and 3 percent at constant currency, with consistent performance across the geographies.

As always, I’ll focus my comments on the constant currency growth.

Globally, the major markets declined 4 percent.  Our growth markets unit grew 8 points faster, up 4 percent, and we continue to outperform in these countries.

Revenue from the growth markets represented 17 percent of IBM’s geographic revenue in the quarter.  As these countries build out their public and private infrastructures, in this environment they’re also focused on cost savings.

We’ve been delivering these capabilities to clients in the major markets, and so we are well-positioned to address these needs.

Our growth markets performance reflects the diversity of the regions.

While some of these areas are clearly more challenging, like Central and Eastern Europe, and a few of the smaller Asia Pacific countries.  Several of the larger countries are showing resiliency and good growth.  For example, India grew 12 percent and China grew 11 percent.

In India, we again were named the #1 IT service provider in the domestic market.

In China, in addition to continued strong demand for our banking infrastructure offerings, our smarter planet solutions are gaining traction with clients.

Across all of the growth markets we’ll continue to target our investments to profitable growth areas, and capture opportunities in these strategically important markets.

Revenue by Key Industry Sales Unit

When you look at revenue performance by sector, I think you’ll find it is what you’d expect in the current environment.

Public sector was the fastest growing sector again this quarter, with growth at constant currency in all industries.

In addition to solid revenue growth, we also had good signings in the public sector — up almost 50 percent worldwide at constant currency, and over 200 percent in the U.S.

Government and education clients at the federal level are focusing on investments to drive job creation, while state and local agencies are looking for cost reduction through infrastructure and process transformation.

Healthcare clients are focused on cost reductions with strong demand for outsourcing and transformational offerings.

Now I’ll briefly comment on the other sectors.

For Financial Services clients, IBM’s value proposition around cost reduction and risk and compliance remain priorities.  And market consolidation is driving demand for integration projects.

In Communications, clients are also looking for operating efficiencies and cost reduction, and IBM’s offerings on Intelligent Utility Network put IBM in a leadership position for Smart Grid technology.

While Distribution sector remains challenging in the major markets, in the growth markets we have strong double-digit growth at constant currency in all industries as infrastructure for expansion drives investment.

Industrial sector remains the most challenging in all industries, as these clients are conserving cash and reducing capital spending to position for recovery and drive long term viability.

Now, I’ll move on to a discussion on expense.

Expense Summary

This quarter, our Total Expense and Other Income was down 9 percent.

Currency drove 9 points of decline year to year, and reflects both translation of non-dollar based expenses, and the impact of the hedging programs that flow to expense.

We estimate that acquisitions contributed about 3 points of growth.

And our operational expense improved 4 points year to year.

We’ve been executing an operational plan to increase efficiency and drive productivity across the business.

Over the last several quarters I’ve highlighted a number of initiatives we’re working on to reduce our structure — and make it more variable.  This lower level of fixed cost improves our balance point, so every dollar of revenue yields more profit.  The changes we’ve made allowed us to deliver margin improvement this quarter in a tough environment.

But we’ll also see additional benefit as we go forward, as our current actions start to yield.

I’ll comment on three actions we’ve taken that impact this quarter, but also substantially improve our position going forward.

First, in March we completed the transaction to outsource our internal logistics process to Geodis, and we booked a gain of $298 million — net of a related charge for real estate.

In our call in January, I mentioned that we would complete the outsourcing arrangement in the first quarter, and that the gain would be relatively offset by a higher level of restructuring in the first part of the year.

So second, this quarter our workforce rebalancing charges were about $265 million, most of which was for our services business.  We expect to spend between $300 million and $400 million globally for the full year, which is a typical level of restructuring for us, and as we said a lot of this was skewed to the first part of the year.  Since most of this is behind us, the benefits of these actions will start to come through in the second quarter.

Third, we took additional specific reserves against our accounts receivable balance. This contributed to a year-to-year increase in AR Provisions of about $100 million. Our reserve coverage on accounts receivable is now 2.4 percent, up 80 basis points from a year ago, and up 40 basis points from year end.

We believe the increase in reserves is appropriate given the current economic environment.

A few other items that I’ll mention had year-to-year impacts to our profit.

We had a year-to-year impact of $80 million from investment transactions primarily driven by the sale of Lenovo shares in the first quarter of last year.

Within Other Income and Expense, interest income was down about $110 million, reflecting the current interest rate environment.

And as you would expect, we have a year-to-year benefit from our hedge of cash flow programs, reflected in Other Income and Expense, SG&A, and Cost of Goods sold.  The year-to-year benefit is about $380 million in total, with about half in Other Income and Expense.  Of course this mitigates the impact of the stronger dollar throughout the income statement.

Finally, though it was not a significant year-to-year impact, we absorbed about $430 million of cost and expense for our Retirement-related plans in the quarter. We now expect about $1.4 billion of cost and expense for the year, about flat year to year.  That’s an improvement from our previous view.

Margins by Segment

Before getting into the segments, I’ll quickly show you our margin performance by segment.

This is the 18th quarter of the last 19 that we’ve expanded our gross margin, with about three quarters of this quarter’s improvement coming from our better margins in services and software, and the balance from a mix shift to our software business.

With the expense performance I just took you through, we expanded total pre-tax margin by 1.3 points.

I’ll get into some of the drivers within the segment discussion, but bottom line, our margins reflect the shift of our business to higher value areas, and our constant focus on improving productivity.

So now I’ll turn to our segment performance, starting with Services.

Global Services Segments

Our two Global Services Segments delivered strong signings and profit margin performance this quarter.

Total signings were up 10 percent at constant currency and total longer-term signings were up 27 percent at constant currency.  Total pre-tax margin was up 1.6 points, driving our services profit growth.

We understood the challenges we would face as we entered 2009, and we continued to execute on cost and expense actions consistent with the transformation of our business model.

We will see the benefit from our first quarter actions in margin improvement for the remainder of the year.

The combined segments delivered $13.2 billion of revenue in the quarter, down 10 percent as reported and down 2 percent at constant currency.  Combined gross margins were up 2.2 points, and we delivered $1.6 billion in pre-tax profit, at a margin of 11.8 percent.

Signings were $12.5 billion at actual currency rates, down 1 percent but up 10 percent at constant currency.

Signings in our longer-term outsourcing businesses were $7 billion, up 14 percent at actual currency rates and up 27 percent at constant currency.

Shorter-terms signings, which include Consulting and Systems Integration, and Integrated Technology Services, were $5.5 billion, down 14 percent at actual rates and 5 percent at constant currency.

We signed 16 deals larger than $100 million, and that’s on top of the 24 deals larger than $100 million that we signed in fourth quarter last year.

Backlog at the end of the quarter was an estimated $126 billion.  As a reminder, we are now reporting backlog at actual currency rates.  Excluding the impact of currency, backlog was flat quarter to quarter and up $1 billion year to year.

Now I’ll turn to the key drivers of performance in the two services segments.

Global Technology Services executed very well in a challenging environment. Total signings were up 13 percent at constant currency, and longer-term outsourcing signings were up 22 percent at constant currency.  Pre-tax profit was up 12 percent and margin was up 2.3 points.  Revenue was down 10 percent as reported and down 1 percent at constant currency.

Strategic Outsourcing revenue was down 9 percent as reported and down 1 percent at constant currency.  We had a strong quarter in SO signings, up 23 percent at constant currency.  This was led by good growth in North America and the growth markets.  Within North America, Canada was particularly strong.

We’ve talked in the past about the compelling value proposition Strategic Outsourcing provides to our clients, as it gives them a lower cost base and better variability over the contract period.

We’ve had two strong quarters of SO signings and expect double-digit growth again in the second quarter.  With this signings performance, we expect revenue to return to growth in the second half of the year.

Integrated Technology Services revenue was down 7 percent as reported and up 1 percent at constant currency.  Integrated Technology Services signings, or the shorter-term GTS signings were down 7 percent at constant currency.

Although we continue to get good results in efficiency plays such as Optimization and Managed Services, we’re seeing declines in large end-user rollouts with high OEM capital content.

We’ve been shifting our portfolio to higher value offerings, and away from OEM content.  So while this quarter we had lower signings and revenue, the mix away from OEM gives us better gross profit performance.

Global Technology Services pre-tax profit was up 12 percent, and margin improved 2.3 points year to year to 12.1 percent.

This was the seventh consecutive quarter of double-digit pre-tax profit growth, and again we had gross margin expansion in all lines of business.

Margin improvements were driven by a combination of greater mix to higher value offerings, particularly in Integrated Technology Services where the key plays are becoming a larger portion of the portfolio, and cost and expense management driven by our initiatives in standardization, global integration, and improved efficiency.

The work we’ve done to improve efficiency not only drives our margin improvement, but gives us the flexibility and capability needed to quickly address rapidly changing environments, and really positions us for when the economy turns.

Turning to Global Business Services, total signings were up 6 percent at constant currency.  Pre-tax profit was down 10 percent or about $60 million year to year, with margin essentially flat.  Revenue was down 10 percent as reported and down 4 percent at constant currency.

Looking at revenue from a geographic perspective, we had good results in the growth markets, where revenue growth accelerated from the second half of 2008. However, in the major markets, revenue was impacted by lower longer-term outsourcing signings last year, and a deferral of some projects.

Turning to GBS signings, our longer-term application outsourcing signings were up almost 50 percent at constant currency, with good growth in both the major and growth markets.

Within the major markets, clients continue to be primarily motivated by cost savings opportunities.  But in the growth markets we still see a balance between cost savings and infrastructure build-out initiatives.

In our shorter-term category of Consulting and Systems Integration, signings were down 4 percent at constant currency.  Within that, declines in the very small contracts, the ones that most impact near term revenue yield, were most pronounced.

From a sector perspective, we had good growth in Public and Communications sectors, but not enough to offset declines in Industrial and General Business.  And we still see over 70 percent of the deals coming from cost savings and efficiency offerings.

We will continue to evolve and adapt our offerings to meet the changing needs of our clients.  As an example, we just announced the launch of our new Business Analytics and Optimization service line.  This practice will draw on the full breadth of IBM’s capabilities, including deep industry expertise, research, and software capabilities.  We think this is going to have an immediate impact on our clients’ ability to improve speed and quality of business decisions.

As we look forward, we will see the benefits of our recent workforce rebalancing actions over the remainder of the year.  And we’ve got the management and delivery structure in place in both services segments to continue to expand margin.  In fact, we expect double-digit profit growth in the second quarter.

Software Segment

Moving on to software, the $4.5 billion of revenue was down 6 percent year to year, and up 2 percent at constant currency.  Software pre-tax income was up 5 percent, and we expanded pre-tax margin by almost 3 points.

This was a solid quarter in a tough economic environment.

Customers continued to purchase mission critical software to run their businesses. And demand was strong for software that delivers fast returns on investment, while adoption of software for transformational projects slowed, and non-essential purchases were heavily scrutinized.

Let me give you some insight into our branded middleware performance, which was up 5 percent at constant currency.

WebSphere products grew 5 percent, or 14 percent at constant currency, and gained share.

Application Servers allow customers to build, run and integrate their mission-critical business applications.  They were up 1 percent, or 10 percent at constant currency.

iLog, which was acquired in December, did very well this quarter and helped drive our WebSphere Business Integration segment to double-digit growth.

Information Management software declined 8 percent, or up 1 percent at constant currency.

Distributed Relational Database continued to perform well, up 2 percent and double-digit at constant currency.

Going forward, our information management software is a key component of our new Business Analytics and Optimization service line.

Tivoli software was down 1 percent, up 8 percent at constant currency, and we gained share.

We had strong constant currency growth in all three of Tivoli’s product sets: security, systems management, and storage software.

Customers utilized Tivoli software to improve control and automation of their infrastructure, this lowers costs and drives efficiency.

Storage management software grew 3 percent, or 13 percent at constant currency, as customers optimized their storage infrastructure.

Lotus was down 12 percent, but Rational had a very strong quarter and gained share, with revenue growth of 9 percent, or 19 percent at constant currency.  This performance was driven by strength in our Performance and Security testing offerings, which deliver near-term return on investment benefits to our customers.

Across all software brands, we have strong recurring revenue; in fact, annuity content represents two-thirds of our software business.  This provides a good base of profit, and helped our software business to deliver solid performance in this tough environment.

Systems and Technology Segment

Systems & Technology revenue of $3.2 billion was down 23 percent year to year, or 18 percent at constant currency.

We continued to have strength in the high end of our servers — driven by virtualization, increased efficiency, and good returns on investment.

First quarter was the fifth consecutive quarter of double-digit MIPS growth on mainframe servers, and we had double-digit revenue growth in the high-end of POWER servers.

This quarter our systems business held share.

Focusing on the brands, System z revenue declined 19 percent year to year, or 12 percent at constant currency, while MIPS grew 18 percent.

MIPS from specialty engines were up nearly 20 percent, driven by over 50 percent growth in Linux MIPS.

Our global reach was clearly an advantage.  System z revenue grew 37 percent in our growth markets, which is up 60 percent at constant currency.

Major markets were weak, particularly in Europe as we wrapped around on a strong compare.

Converged System p was down 2 percent but up 5 percent at constant currency,  gaining 4 points of share.  Revenue from our high end converged System p continued to be very strong.  Revenue was up 35 percent.  We had 62 UNIX competitive displacements this quarter, with half of the transactions over $1 million.

System x server revenue declined 27 percent year to year.  The demand for x86 solutions continues to soften as customers virtualize workloads and consolidate onto more efficient platforms.

Storage revenue declined 20 percent year to year, with double-digit declines in both disk and tape.

Our tape performance was in line with the market.

Keep in mind these storage results reflect the hardware performance only, which is a subset of our broader storage solutions.  But more of the value of the storage solution is shifting to software and services, and as I mentioned, our Tivoli storage software had a very good quarter.

Overall, Systems and Technology results reflect the challenge of this economic environment.

Cash Flow Analysis

Turning to IBM’s cash performance, we generated $1 billion of Free Cash Flow in the quarter, up $450 million year to year.

The year-to-year improvement was driven by lower capital expenditures.  We also had improved sales cycle working capital, offset by a higher level of pension funding for our non-U.S. plans.

Looking at the uses of cash — we reduced debt by $3 billion, and we also returned nearly $2.5 billion to our shareholders.

Seven hundred million dollars of the shareholder return was through dividends, and $1.8 billion was share repurchase.

We bought back 22 million shares in the quarter, and our average diluted shares were down 4 percent.

At the end of March, we had $3.7 billion remaining from our last board authorization.

Balance Sheet

Turning to the balance sheet, we ended the first quarter with a cash balance of nearly $12.3 billion, with two-thirds of our cash in the U.S.

The remaining asset decline was driven by normal seasonal decline in Global Financing assets and a stronger dollar.

Turning to debt, as I mentioned earlier we reduced debt by $3 billion in the first quarter.

We have $5.8 billion of term debt maturities to go this year, and we’re comfortable with that level, given our cash balance, continued cash generation, and experience in the capital markets.

We ended the quarter with commercial paper of about $800 million, which is up slightly from year end, but still very low as compared to history.

Our experience in the CP markets remains positive and we have substantial flexibility in the market.

Of our $31 billion of total debt at the end of the quarter, $23 billion supports our Global Financing segment, leveraged at seven to one.

Once again we’ve put some information on our Global Financing business in the supplemental charts.

You’ll see that 60 percent of this portfolio is investment grade.  And while our reserves have increased, consistent with the economic environment, this business still provides a very strong 28 percent return on equity.  I’d take that any day.

Our remaining debt, the non-financing debt was $7.6 billion, down $2 billion from year end, and non-financing debt-to-cap was 42 percent.

Our strong cash flow and significant cash position allow us to continue to invest and deploy capital to where we see the best long term opportunities.

EPS Bridge — 1Q08 to 1Q09

Now I’ll start to wrap up with a brief discussion of the drivers of our earnings per share growth.

This chart demonstrates that our first quarter results are consistent with the profile we laid out in January.

We had a decline in revenue at actual rates, which impacted EPS growth by 19 cents.

Our improved mix and ongoing actions to drive productivity yielded a significant amount of margin expansion which resulted in relatively flat pre-tax profit.

And with our ongoing share repurchase activity, we delivered 4 percent growth in earnings per share.

1Q 2009 Summary

We are executing a plan that is right for this environment and keeps us well-positioned for the future

We have been transforming our business for a decade — shifting to higher value areas, globalizing our operations, and adapting our offerings to deliver value to our clients.

As we saw the environment deteriorate, we increased our focus on cost reduction and operational efficiency, to improve our balance point.  All of this positioned us to deliver strong profit and cash flow in this challenging environment, and also come out stronger when the economy starts to improve.

Our strong financial position gives us investment flexibility, so we’re very focused on the future.  We see a real opportunity in smarter planet initiatives, business analytics, and new compute models such as cloud computing, as well as our ongoing focus to capture the opportunity in the growth markets.

Our great cash position and strong cash flow allow us to be opportunistic in our investments, and deploy capital to where we see the best long term returns — whether that be our growth initiatives, acquisitions, or returning value to shareholders.

So now with one quarter of 2009 behind us, we continue to expect earnings per share of at least $9.20 for the year.  It’ll come more from margin improvement, just as it did in the first quarter.

And we’ll continue to execute our strategy and maintain our focus on delivering profit and cash over the longer term, and though it is early in 2009 we remain ahead of pace for our 2010 roadmap.

Now Patricia and I will take your questions.

Closing

Thank you, Mark.

Before we begin the Q&A I’d like to remind you of a couple of items.  First, we have supplemental charts at the end of the deck that complement Mark’s prepared remarks.  Second, I’d ask you to refrain from multi-part questions.

When we conclude the Q&A, I’ll turn the call back to Mark for some final remarks.